Exhibit 10.9

AIR METHODS CORPORATION

2015 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED SHARE UNIT AWARD AGREEMENT

This Performance-Based Share Unit Award Agreement (this “Award Agreement”) is made as of this [___] day of [___________], 20[__] (the “Grant Date”), between Air Methods Corporation, a Delaware corporation (the “Company”), and [________________________] (the “Participant”).

WHEREAS, the Company’s Board of Directors (the “Board”) has adopted, and the stockholders have approved, the Air Methods Corporation 2015 Equity Incentive Plan (the “Plan”) in order to, among other things, advance the interests of the Company through the initiative, resourcefulness, teamwork, motivation and efficiency of certain members of the Company’s senior management team; and

WHEREAS, the Compensation and Stock Option Committee (the “Committee”) has determined that the Participant is a person eligible to receive an incentive award under the Plan and has determined that it would be in the best interest of the Company to grant the incentive award provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.            Definitions. Capitalized terms used herein shall have the same meanings ascribed to them in the Plan. Whenever the following terms are used in this Award Agreement, they shall have the meanings set forth below.

1.1           “Peer Group” means the companies listed on Appendix A; provided that a company (other than the Company) shall be removed from the Peer Group for a Performance Period if during such period, (i) the common stock of such company ceases to be publicly traded on an established securities market, (ii) such company ceases to maintain publicly available statements of operations prepared in accordance with United States generally accepted accounting principles, consistently applied, (iii) such company is not the surviving entity in any merger, consolidation, or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of such company), (iv) such company sells, leases, or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly owned subsidiary of such company), or (v) such company is dissolved and liquidated.

1.2           “Performance Period” means the period commencing [___________] and ending on [___________].

1.3           “Permanent Disability” shall mean the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively the duties and obligations to the Company performed by such person immediately prior to such disability for a period of at least six (6) months, as determined in the good faith judgment of the Committee.

1.4           “Retirement” shall mean a Participant’s retirement from the Company (A) on or after attaining the age of 55 and completing at least ten (10) years of service to the Company; or (B) on or after attaining the age of 65.

1.5           “Severance Date” shall mean the last day that Participant is employed by or provides services to the Company.

1.6           “TSR” means a company’s total shareholder return, calculated based on the stock price appreciation during a specified measurement period plus the value of dividends paid on such stock during the measurement period (which shall be deemed to have been reinvested in the underlying company’s stock on the ex-dividend date); provided that the Committee may make appropriate adjustments to reflect any changes in the capital stock of any Peer Group company (e.g. stock splits, subdivision or consolidation of shares) that occurs during the Performance Period.

1.7           “TSR Percentile” means the percentile rank of the Company’s TSR during the Performance Period relative to the TSR of other companies in the Peer Group during the Performance Period as determined by the Committee; provided that for purposes of measuring the TSR Percentile, the beginning and ending TSR values shall be calculated based on the average of the closing prices of the applicable company’s stock for the 90 trading days prior to and including the beginning or ending date, as applicable, of the Performance Period.

2.            Performance Share Units.

2.1           The Company hereby grants to the Participant [________] Performance Share Units, subject to such conditions as are provided for in the Plan and this Award Agreement. Each “Performance Share Unit” is a phantom stock right that entitles the Grantee to receive one share of the Company’s common stock, $0.06 par value per share (the “Common Stock”) for each Earned Performance Share Unit.

2.2           Subject to Section 4 below, upon expiration of the Performance Period, a number of Performance Share Units shall vest equal to the product of the aggregate number of Performance Share Units set forth in Section 2.1 multiplied by the percentage corresponding to the Company’s TSR Percentile during the Performance Period in accordance with the following table (such Performance Share Units, the “Earned Performance Share Units”):

Company’s TSR Percentile	% of Performance Share Units
Below the 25th Percentile:	0%
25th TSR Percentile:	50%
50th TSR Percentile:	75%
75th TSR Percentile and Above:	100%

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If the Company’s TSR Percentile during the Performance Period is between two of the TSR Percentiles in the above table, the corresponding percentage of Performance Share Units shall be calculated using linear interpolation (e.g., 65th TSR Percentile would result in a percentage of Performance Share Units of 90%). Except as set forth in Section 4 below, any Performance Share Units that do not become Earned Performance Share Units shall be forfeited and cancelled upon expiration of the Performance Period. The Committee will certify in writing and provide Participant with written notice of the number of Earned Performance Share Units promptly following the end of the Performance Period.

2.3           Notwithstanding the foregoing and subject to Section 4 below, the Performance Share Units shall vest only if the Participant’s service with the Company as an Eligible Person is not interrupted or terminated (“Continuous Service”) from the Grant Date through the last day of the Performance Period. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company. The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence, including sick leave, military leave or any other personal leave. Upon the termination of the Participant’s Continuous Service prior to the end of the Performance Period, other than as provided in Section 4 below, all Performance Share Units shall be forfeited and cancelled, and neither the Participant nor his or her heirs, executors, administrators or successors shall have any right or interest in the Performance Share Units.

2.4           Participant acknowledges receipt of a copy of the Plan, and agrees that this Award Agreement shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Award Agreement.

3.            No Rights of a Stockholder. The Participant shall have no voting, rights to receive dividends or other rights as a stockholder of the Company with respect to this award until such time, if any, that the Earned Performance Shared Units vest and shares of Common Stock are issued pursuant to Section 5. The Participant’s right to receive Common Stock earned under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

4.            Accelerated Vesting of Performance Share Units.

4.1           Notwithstanding Section 2.3 above, if a Change in Control is consummated prior to the last day of the Performance Period, then at the date of consummation of the Change in Control is, Participant shall vest in a number of Earned Performance Share Units calculated in the manner set forth in Section 2.2 above except that (i) the Company’s TSR shall be calculated based on the price per share of Common Stock paid to the Company’s holders of Common Stock in the Change in Control is and (ii) for purposes of calculating the TSR Percentile, the Performance Period shall be deemed to have ended on the date of consummation of the Change in Control is.

4.2           Notwithstanding Section 2.3 above, if Participant’s employment with or provision of services to the Company is terminated prior to the last day of the Performance Period as a result of Participant’s death or Permanent Disability, then at the Severance Date, Participant shall vest in a number of Earned Performance Share Units calculated in the manner set forth in Section 2.2 above except that (i) the number of Performance Share Units will be pro-rated based on the number of days that Participant was employed or provided services to the Company between the Grant Date and the Severance Date as a percentage of the number of days in the Performance Period, and (ii) for purposes of calculating the TSR Percentile, the Performance Period shall be deemed to have ended on the Severance Date.

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4.3           Notwithstanding Section 2.3 above, if Participant’s employment with or provision of services to the Company is terminated prior to the last day of the Performance Period as a result of Participant’s Retirement, then the Performance Share Units shall not be forfeited and Participant shall continue to hold the Performance Share Units through the end of the Performance Period. At the expiration of the Performance Period, Participant shall vest in a number of Earned Performance Share Units calculated in the manner set forth in Section 2.2 above except that the number of Earned Performance Share Units will be pro-rated based on the number of days that Participant was employed or provided services to the Company between the Grant Date and the Severance Date as a percentage of the number of days in the Performance Period.

5.            Delivery of Shares. As soon as reasonably practicable (and in all events within 74 days) after Performance Share Units become Earned Performance Share Units, a stock certificate (which may be in electronic form) for such number of shares of Common Stock equal to the number of Earned Performance Share Units in the name of the Participant shall be delivered to the Participant (or, in the case of Participant’s death or Permanent Disability, to the Participant’s estate or guardian), subject to the Company’s collection of applicable withholding taxes in accordance with Section 9 below. All shares of Common Stock issuable to the Participant shall be issued under the Plan, and the Company shall at all times ensure that there are sufficient shares reserved for issuance under the Plan to satisfy its obligations hereunder.

6.            No Right to Continued Employment. Nothing in this Award Agreement or the Plan shall confer upon the Participant the right to maintain his or her relationship with the Company, whether as an employee or consultant, nor shall it interfere in any way with any right of the Company to terminate its relationship with the Participant at any time for any reason whatsoever, with or without cause.

7.            Prohibited Activities.

7.1           During the term of the Participant’s employment and for a period of six months after termination of employment (the “Restricted Period”), the Participant will not:

(a)          be employed, including as an employee, consultant or otherwise, by any person or entity that is engaged in the business of air medical emergency transport services and systems or the business of helicopter tourism;

(b)          directly or indirectly hire or solicit an employee who is or, at any time during the three months prior to the Participant’s termination of employment, was an employee of the Company or any of its Subsidiaries; or

(c)          usurp any corporate opportunity of the Company or its Subsidiaries or otherwise interfere with the relationship between the Company or its Subsidiaries and any person or entity with whom the Company or its Subsidiaries is conducting, proposes to conduct or has during the six months prior to the Participant’s termination of employment conducted any business activities.

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7.2           The Participant and the Company acknowledge that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by the Company in the event the Participant breaches any of the provisions contained in Section 7.1 (each, a “Prohibited Activity”). The Participant and the Company hereby agree that the reasonable estimate of said damages shall be an amount equal to the amount recognized by the Participant as income (net of taxes withheld) with respect to any Performance Share Units that vested within six months prior to the date of termination of the Participant’s employment (the “Clawback Amount”). The right to receive the Clawback Amount shall be the Company’s sole remedy in the event of the occurrence of a Prohibited Activity. The Clawback Amount shall be paid by the Participant within 15 days after occurrence of the Prohibited Activity and may be payable in cash or an equivalent amount of Common Stock, at the option of the Participant.

7.3           In the event the Participant is subject to any other non-competition provisions, which are set forth in an agreement between the Participant and the Company, including without limitation, an employment agreement and/or a non-competition agreement, the terms of such non-competition provision shall govern and control.

8.            Adjustments Upon Recapitalization. In the event of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, grant of warrants or rights offering to purchase Common Stock at a price materially below fair market value or other similar corporate event affecting the Common Stock, the Committee shall adjust the award issued hereunder in order to preserve the benefits or potential benefits intended to be made available under this Award Agreement. All adjustments shall be made in the sole and exclusive discretion of the Committee, whose determination shall be final, binding and conclusive. Notice of any adjustment shall be given to the Participant.

9.            Withholding of Taxes. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, the Participant may elect to satisfy the Participant’s federal and state tax withholding obligations arising from the settlement of any Earned Performance Share Units, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company equal to the minimum amount of such taxes, (ii) having the Company withhold a portion of the Common Stock otherwise to be delivered having a Fair Market Value equal to the minimum amount of such taxes, (iii) delivering to the Company shares of Common Stock already owned by Participant having a Fair Market Value equal to the minimum amount of such taxes, or (iv) allowing the Company to deduct from any amount otherwise payable in cash to the Participant an amount equal to the minimum amount of such taxes.

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10.         Tax Considerations. The Company has advised Participant to seek Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from Participant’s receipt of the Performance Share Units pursuant to this Award Agreement. Participant understands that the Company will report to appropriate taxing authorities the payment to Participant of compensation income upon the vesting of the Performance Share Units. Participant understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this grant of Performance Share Units.

11.         Modification of Award Agreement. Except as set forth in the Plan and in this Award Agreement, this Award Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

12.         Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

13.         Governing Law. This Award Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

14.         Successors in Interest. This Award Agreement shall inure to the benefit of and be binding upon any successor to the Company and upon the Participant’s heirs, executors, administrators and successors. No right or interest of the Participant pursuant to this Award Agreement shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest of the Participant pursuant to this Award Agreement shall be liable for, or subject to, any obligation or liability of the Participant. Any assignment, pledge, encumbrance, charge, transfer, or other act in violation of this Section 14 shall be void.

15.         Conflicts and Interpretation. In the event of any ambiguity in this Award Agreement, or any matters as to which this Award Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

16.         Compliance with Code Section 409A. The Performance Share Units granted under this Award Agreement are intended to fit within the “short-term deferral” exemption from section 409A of the Code, and this Award Agreement shall be interpreted and administered in accordance with such intent.

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AIR METHODS CORPORATION

By:
Name:
Title:

PARTICIPANT

Name:

Appendix A

Peer Group

[Air Methods Corporation

AmSurg Corp.

Atlas Air Worldwide Holdings, Inc.

Bio-Reference Laboratories, Inc.

Bristow Group Inc.

Hanger, Inc.

HealthSouth Corporation

Healthways, Inc.

HEICO Corporation

LHC Group, Inc.

LifePoint Hospitals, Inc.

Mednax Inc.

Air Transport Services Group, Inc.

Phi, Inc.

Select Medical Holdings Corporation

Team Health Holdings, Inc.

Viad Corp

Acadia Healthcare Company, Inc.

The Ensign Group, Inc.

ExamWorks Group, Inc.

IPC The Hospitalist Company, Inc.

AAR Corp.

Envision Healthcare Holdings, Inc.

CHC Group Ltd.

Era Group Inc.]

[To be updated as appropriate.]